Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm“ in the Preliminary Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated December 29, 2025, and each included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-287486) of Diameter Dynamic Credit Fund (the “Registration Statement”).

We also consent to the use of our report dated October 14, 2025, with respect to the financial statement of Diameter Dynamic Credit Fund as of September 30, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
December 29, 2025